Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORNING NATURAL GAS CORPORATION
(Exact name of Registrant as specified in its charter)

New York	16-0397420
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

330 W. William St.
Corning, New York 14830
(607) 936-3755
(Address, including zip code, and telephone number,
including area code,  of Registrant's principal executive offices)

Michael I. German
President and Chief Executive Officer
Corning Natural Gas Corporation
330 W. William St.
Corning, New York 14830
(607) 936-3755
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copy to:
Christopher J. Hubbert, Esq.
Kohrman Jackson & Krantz P.L.L.
1375 East Ninth Street, 20th Floor
Cleveland, Ohio 44114
(216) 696-8700

Approximate date of commencement of proposed sale to the public:   As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☑

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with divided or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “Large accelerated filer,” “accelerated filer” and “Smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Amount of Offering Price Per Unit		Proposed Maximum Amount of Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $5.00 per share	100,000	(1)	$17.75	(2)	$1,775,000	$99.05

(1) The securities registered hereunder are issued pursuant to the terms of the Registrant’s Dividend Reinvestment Plan that provides for adjustments in the amount of securities being issued resulting from stock splits, stock dividends or similar transactions.
(2) Represents the average of the high and low reported priced for the Registrant’s common stock as quoted on the OTC Bulletin Board on May 21, 2009.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CORNING NATURAL GAS CORPORATION

100,000 Shares of Common Stock

DIVIDEND REINVESTMENT PLAN

This prospectus covers shares of common stock, par value $5.00 per share, of Corning Natural Gas Corporation, a New York corporation, which may be offered and sold from time to time pursuant to the terms of the Corning Natural Gas Corporation Dividend Reinvestment Plan.  Our principal executive offices are located at 330 West William Street, Corning, New York, 14830 and our telephone number is (607) 936-3755.

No person has been authorized to give any information or to make any representations, other than as contained in this prospectus and, if given or made, information or representations must not be relied upon as having been authorized by us. The plan is not available to any person to whom we may not legally offer it.

The plan provides participants with a convenient and economical method for investing cash dividends paid on our common stock in additional shares of our common stock. This prospectus contains a summary of the material provisions of the plan.

Shares of our common stock are traded on the Nasdaq Stock Market’s OTC Bulletin Board under the symbol “CNIG.” The closing price for our common stock on May 22, 2009 was $17.75 per share.

We have registered 100,000 shares of our common stock for sale under the plan. You should keep this prospectus for future reference.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING AT PAGE 3 OF THIS PROSPECTUS BEFORE INVESTING CASH DIVIDENDS PURSUANT TO THE PLAN.

The date of this prospectus is May 22, 2009

PROSPECTUS
TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	3
DESCRIPTION OF THE PLAN	6
INDEMNIFICATION	14
USE OF PROCEEDS	15
LEGAL MATTERS	15
EXPERTS	15
WHERE YOU CAN FIND MORE INFORMATION	15

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) on Form S-3 relating to the offer and sale of shares of our common stock. This prospectus does not include all of the information in the registration statement and only provides you with a general description of the securities offered and the plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the plan and the securities offered. The registration statement can be read at the SEC’s web site or at the SEC offices listed under the heading “Where You Can Find More Information” below.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, (1) all references in this prospectus to “we,” “us,” “our” or similar references mean Corning Natural Gas Corporation and its subsidiaries; and (2) all references in this prospectus to “stock,” “our stock” or “your stock” refer to our shares of common stock.

FORWARD-LOOKING STATEMENTS

The prospectus includes forward-looking statements within the meaning of the federal securities laws with respect to Corning’s future operations and, as such, concerns matters that are not historical facts.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in these statements.  Reference is made to Corning’s filings with the SEC, including our annual report, as amended, on Form 10-K and Form 10-K/A for the year ended September 30, 2008, our quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements.  Any forward-looking statement speaks only as of the date on which the statement is made, and Corning undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our common stock involves significant risk.  You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before making a decision to participate in the plan.

Our operations could be adversely affected by fluctuations in the price of natural gas.

Prices for natural gas are subject to volatile fluctuations in response to changes in supply and other market conditions. While these costs are usually passed on to customers pursuant to natural gas adjustment clauses and therefore do not pose a direct risk to earnings, we are unable to predict what effect a sharp increase in natural gas prices may have on our customers’ energy consumption or ability to pay. Higher prices to customers can lead to higher bad debt expense and customer conservation. Higher prices may also have an adverse effect on our cash flow as typically we are required to pay for our natural gas prior to receiving payments for the natural gas from our customers.

Operational issues beyond our control could have an adverse effect on our business.

Our ability to provide natural gas depends both on our own operations and facilities and that of third parties, including local gas producers and natural gas pipeline operators from whom we receive our natural gas supply. The loss of use or destruction of our facilities or the facilities of third parties due to extreme weather conditions, breakdowns, war, acts of terrorism or other occurrences could greatly reduce potential earnings and cash flows and increase our costs of repairs and replacement of assets. Although we carry property insurance to protect our assets and have regulatory agreements that provide for the recovery of losses for such incidents, our losses may not be fully recoverable through insurance or customer rates.

Significantly warmer than normal weather conditions may affect the sale of natural gas and adversely impact our financial position and the results of our operations.

The demand for natural gas is directly affected by weather conditions. Significantly warmer than normal weather conditions in our service areas could greatly reduce our earnings and cash flows as a result of lower gas sales levels. Although we mitigate the risk of warmer winter weather through the weather normalization clauses in our tariffs, we may not always be able to fully recover all lost revenues as the weather mitigation rate design provides only partial protection for warmer than normal weather.

There are inherent risks associated with storing and transporting natural gas, which could cause us to incur significant financial losses.

There are inherent hazards and operation risks in gas distribution activities, such as leaks, accidental explosions and mechanical problems that could cause substantial financial losses. These risks could, if they occur, result in the loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses to us. The location of pipelines and storage facilities near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. These activities may subject us to litigation and administrative proceedings that could result in substantial monetary judgments, fines or penalties against us. To the extent that the occurrence of any of these events is not fully covered by insurance, they could adversely affect our financial position and results of operations.

Changes in regional economic conditions could reduce the demand for natural gas.

Our business follows the economic cycle of the customers in our service regions, Corning, Bath and Hammondsport, New York. A falling, slow or sluggish economy that would reduce the demand for natural gas in the areas in which we are doing business by forcing temporary plant shutdowns, closing operations or slow economic growth would reduce our earnings potential.

Many of our commercial and industrial customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn may lead to a decrease in the amount of natural gas they require for production. Two of our larger customers have recently announced reductions in work force at local plants. Corning has not seen any meaningful change in billing to large customers to date.

Our earnings may decrease in the event of adverse regulatory actions.

Our operations are subject to the jurisdiction of the New York Public Service Commission (NYPSC). The NYPSC approves the rates that we may charge to our customers. If we are required in a rate proceeding to reduce the rates we charge our customers, or if we are unable to obtain approval for rate relief from the NYPSC, particularly when necessary to cover increased costs, including costs that may be incurred in connection with mandated infrastructure improvements, our earnings would decrease.

Our success depends in large part upon the continued services of a number of significant employees, the loss of which could adversely affect our business, financial condition and results of operation.

Our success depends in large part upon the continued services of our senior executives and other key employees. Although we have entered into an employment agreement with Michael I. German, our president and chief executive officer, he can terminate his agreement on ninety days notice and other significant employees, who have not entered into employment agreements, may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business.

Concentration of share ownership among our largest shareholders may prevent other shareholders from influencing significant corporate decisions.

Michael I. German, our president and chief executive officer and Richard M. Osborne, our former chairman of the board, currently own approximately 30% of our outstanding common stock. As a result, these individuals, if they chose to act together, will have the ability to exert substantial influence over all matters requiring approval by our shareholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership could be disadvantageous to other shareholders with differing interests from these shareholders.

We will need additional equity or debt financing to meet all of our cash needs.

Although we will have cash resources available for general corporate purposes, we do not generate sufficient cash flows to meet all of our cash needs. Historically, we have made large capital expenditures in order to fund the expansion and upgrading of our distribution system. We have also purchased and will continue to purchase natural gas to store in inventory. The successful continuation of our business will be dependent upon our ability to obtain additional equity or debt financing. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of debt would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Additional financing may have unacceptable terms or may not be available at all for reasons relating to:

•	limits placed on us by our current lenders in our loan agreements,

•	our future results of operations, financial condition and cash flows,

•	our inability to meet our business plan,

•	lenders’ or investors’ perception of, and demand for, securities of natural gas utilities, and

•	conditions of the capital markets in which we may seek to raise funds.

If we cannot raise additional capital on acceptable terms, we may not be able to finance the expansion and upgrading of our distribution system, take advantage of future opportunities or respond to competitive pressures or unanticipated capital requirements.

Our profitability may be adversely affected by increased competition.

We are in a geographical area with a number of interstate pipelines and local production sources. If a major customer decided to connect directly to either an interstate pipeline or a local producer, our earnings and revenues would decrease.

DESCRIPTION OF THE PLAN

The following questions and answers constitute a summary description of the provisions of our Dividend Reinvestment Plan. The full text of the plan is set forth as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference in this prospectus.

Purpose and Advantages

What is the purpose of the plan?

The purpose of the Dividend Reinvestment Plan is to provide participants with a simple, convenient and economical method of investing cash dividends paid on shares of common stock of Corning for the purchase of additional shares of Corning common stock. The plan allows participants to have all or a portion of cash dividends paid on their shares of common stock automatically reinvested in shares of common stock of Corning.

What are the advantages of the plan?

Participants may increase their holdings of shares of our common stock with the reinvestment of cash dividends received on previously owned shares of common stock registered in their names without incurring any service charges and without the payment of brokerage commissions in connection with purchases under the plan. In addition, participants will acquire shares under the plan at a 5% discount to their market price. Regular account statements provide each participant in the plan with a record of each transaction. Participation in the plan is entirely voluntary. You may join or terminate your participation at any time prior to a particular dividend record date by making timely written notice to the plan administrator, subject to your eligibility to participate and the payment of termination fees (see “Who is eligible to participate,”  “How many shares of common stock will be purchased for participants” and “How do I withdraw from the plan” below).

Plan Administration

Who administers the plan for participants?

Registrar and Transfer Company, Corning’s transfer agent (the Plan Administrator), administers the plan for participants by maintaining records, sending account statements to participants and performing other duties relating to the plan. Shares of common stock purchased under the plan are registered in the name of the Plan Administrator’s nominee and are credited to the accounts of the participants in the plan. The Plan Administrator acts in the capacity as agent for participants in the plan. We may replace the Plan Administrator at any time in our sole discretion.

Participation in the Plan

Who is eligible to participate?

All holders of record of at least ten (10) shares of common stock of Corning are eligible to participate in the plan. Beneficial owners of shares of common stock whose shares are registered in names other than their own may participate by requesting their broker or nominee to transfer their shares into their own name or requesting that the broker or nominee enroll in the plan on their behalf. The right to participate in the plan is not transferable to another person apart from a transfer of a participant’s shares of common stock of Corning. Shareholders who reside in jurisdictions in which it is unlawful for a shareholder to participate in the plan are not eligible to participate in the plan.

How do I participate?

To participate in the plan, a shareholder of record must complete an Authorization Form and return it to the Plan Administrator. Copies of the Authorization Form may be obtained at any time by written request to the Registrar and Transfer Company, 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn: Dividend Reinvestment Department, online at www.rtco.com, or by calling (800) 368-5948.

When may I join the plan?

A shareholder of record owning at least ten (10) shares of common stock of Corning may enroll in the plan at any time. If the Authorization Form is received by the Plan Administrator no fewer than five (5) business days before the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of our common stock, reinvestment of dividends will begin with that dividend payment. Please note that the plan does not represent any change in Corning’s dividend policy or a guarantee of the payment of any future dividends.

What does the Authorization Form provide?

The Authorization Form directs Corning to pay to the Plan Administrator for the account of the participating shareholder of record all dividends paid on the shares credited to the participant’s account under the plan. It also appoints the Plan Administrator (or such other plan administrator as Corning may from time to time designate) as agent for the shareholder and directs the agent to apply all of the dividends for the purchase of additional shares of common stock in accordance with the terms and conditions of the plan.

May a shareholder have dividends reinvested under the plan with respect to less than all of the shares of common stock registered in that shareholder’s name?

Yes, provided that a participant elects to reinvest cash dividends on at least ten (10) shares of common stock.

Optional Cash Payments

May I elect to make additional cash payments under the plan?

No. The plan does not permit optional, additional cash purchases.

Purchases

How will purchases be made?

Shares of common stock of Corning needed to fund the plan may be:

(1)	issued directly by Corning from authorized but unissued shares;

(2)	issued directly by the Corning from our treasury shares, or

(3)	through a combination of (1) and (2), above.

The dividends payable to participants will be retained by Corning as consideration for the shares.

How many shares of common stock will be purchased for participants?

The number of shares that will be purchased for each participant on any dividend payment date will depend on the amount of the participant’s cash dividend and the purchase price of the shares of our common stock. Each participant’s account will be credited with that number of shares (including fractional shares computed to four (4) decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed to four (4) decimal places).

The purchase price will be determined by averaging the closing price of the Company’s common stock on the previous five (5) days on which the stock traded on the Nasdaq Stock Market’s OTC Bulletin Board or such other market where the stock is traded.  This average price will be multiplied by 0.95. The Plan Administrator will have no responsibility with respect to the market value of the shares of common stock acquired under the plan for a participant’s account. Corning will bear all costs of administering the plan, except as described under “Are there any expenses to me in connection with the plan” below.

How are dividends on shares purchased through the plan applied?

The purpose of the plan is to provide a participant with a convenient method of purchasing shares of common stock and to have the dividends on those shares reinvested. Accordingly, dividends paid on shares held in the plan will be automatically reinvested in additional shares of common stock unless and until the participant elects in writing to terminate participation in the plan.

Costs to Participants

Are there any expenses to me in connection with purchases under the plan?

No. Participants will make purchases of shares of common stock under the plan without the payment of brokerage commissions, and Corning will pay all fees in connection with purchases of shares of Corning common stock under the plan, except for costs associated with the actual purchase price of the shares of common stock purchased on the investment date. There are no service charges to participants in connection with purchases of shares of common stock under the plan. All costs of administration of the plan are paid by Corning.

However, there will be a $20 fee if a participant requests to withdraw from the plan. A certificate will be issued for all whole shares and a check will be issued for the cash payment to be made for any fraction of a share. In addition, if a participant requests the Plan Administrator to sell his or her shares in the event of his or her withdrawal from the plan, the participant will pay the applicable brokerage commission associated with the sale of the shares, any required transfer tax, and applicable service charges. There is also a $15 fee to sell shares under the plan (see “What happens to a fraction of a share when I withdraw from the plan” below).

Reports to Participants

How will I be advised of my purchases of shares of common stock under the plan?

As soon as practicable after each purchase, each participant will receive an account statement from the Plan Administrator. These statements are the participant’s continuing record of the purchase price of the shares of Corning common stock acquired and the number of shares acquired, and should be retained for tax purposes. Participants will also receive, from time to time, communications sent to all record holders of the shares of Corning’s common stock.

Dividends

Will I be credited with dividends on shares held in my account under the plan?

Yes. A participant’s account will be credited with dividends paid on whole shares and fractional shares credited to the participant’s account. The Plan Administrator will automatically reinvest the cash dividends received for the purchase of additional shares of our common stock.

Stock Certificates

Will stock certificates be issued for shares of common stock purchased?

The Plan Administrator will hold all stock certificates representing the shares of common stock purchased under the plan in the name of its nominee. Normally, certificates for shares of our common stock purchased under the plan will not be issued to participants. The number of shares credited to an account under the plan will be shown on the participant’s account statement.

A participant may receive certificates for whole shares accumulated in his or her account under the plan by sending a written request to the Plan Administrator. Participants may request periodic issuance of certificates for all full shares in the account. When certificates are issued to a participant, future dividends on the shares will be reinvested in additional shares of common stock. Any undistributed shares will continue to be reflected in a participant’s account. No certificates representing fractional shares will be issued.

A participant’s rights under the plan and shares credited to the account of the participant under the plan may not be pledged. A participant who wishes to pledge the shares must request that certificates for the shares be issued in his or her name.

Accounts under the plan are maintained in the names in which the certificates of participants were registered at the time they entered the plan. Additional certificates for whole shares will be similarly registered when issued.

Sale of Shares from the Plan

How do I sell shares from the plan?

A participant may request that any or all of the shares credited to his or her account be sold by the Plan Administrator. If a sale is requested, the sale will be made for the account of the participant by the Plan Administrator’s broker within ten business days after receipt of the request at the prevailing market price at the time of the sale. Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax. The signature on any request for sales in excess of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program.

Because the Plan Administrator will sell shares on behalf of the plan, neither Corning nor any participant in the plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the plan, and you will bear the market risk associated with fluctuations in the price of our common stock. Accordingly, if you send in a request to sell shares, it is possible that the market price of Corning’s common stock could go down or up before the broker sells your shares. In addition, you will not earn interest on a sales transaction.

Withdrawal from the Plan

How do I withdraw from the plan?

A participant may withdraw from the plan at any time by sending a written withdrawal notice to the Plan Administrator and including payment of the $20.00 termination fee. Notice received after a particular dividend record date will be effective following the payment date of the dividend. (See “How do I participate” above for the full name and address of the Plan Administrator). When a participant withdraws from the plan, or upon termination of the plan by Corning, certificates for whole shares credited to the participant’s account under the plan will be issued and a cash payment will be made for any fraction of a share.

Upon withdrawal from the plan, a participant may also request that all of the shares credited to his or her account be sold by the Plan Administrator. If a sale is requested, the sale will be made for the account of the participant by the Plan Administrator’s broker within ten business days after receipt of the request at the prevailing market price at the time of the sale. Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax. The signature on any request for sales in excess of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program.

What happens to a fraction of a share when I withdraw from the plan?

When a participant withdraws from the plan, a cash adjustment representing the value of any fraction of a share then credited to the participant’s account will be mailed directly to the participant. The cash adjustment will be based on the closing price of the shares of common stock on the date on which the termination is processed by the Plan Administrator. In no case will certificates representing a fractional share interest be issued.

Other Information

What happens when a participant’s record ownership of shares of common stock is less than 10 shares as of a dividend record date?

If a participant disposes of shares of common stock registered in his or her name (including shares credited to his or her account under the plan) so that the total number of shares held under the plan in the name of the participant is less than 10 shares, the Plan Administrator will discontinue the reinvestment of cash dividends on the shares credited to the participant’s account under the plan, or otherwise, until the participant’s record ownership of shares increases to at least 10 shares. All applicable dividends will be paid in the form of cash until the participant’s stock ownership under the plan increases to at least 10 shares. If following a disposition of stock, a participant’s record ownership of the shares of common stock contains fewer than 10 shares of common stock, then at Corning’s election, a certificate will be issued for the full shares in the account, a cash payment will be made for any fractional shares, any uninvested cash balance in the account will be paid to the participant, and the account will be terminated.

What happens if Corning issues a stock dividend, declares a stock split or has a rights offering?

Any shares representing stock dividends or stock splits distributed by Corning on shares credited to the account of a participant under the plan will be added to a participant’s account. Shares representing stock dividends or split shares distributed on shares registered in the name of a participant will be mailed directly to the participant in the same manner as to shareholders who are not participating in the plan.

In the event Corning has a rights offering of any of its securities to holders of common stock, participants in the plan will be notified by Corning in advance of the commencement of the offering. Participants should instruct the Plan Administrator to transfer whole plan shares into their own names prior to the record date for the offering if they wish to exercise their rights. If no instructions are received by the Plan Administrator prior to the record date, then the rights will terminate with respect to both the participant and the Plan Administrator.

How will my shares held under the plan be voted at meetings of shareholders?

Shares credited to the account of a participant under the plan (other than fractional shares) will be automatically added to the shares covered by the proxy sent to the shareholder with respect to his or her other shares in Corning and may be voted by the holder pursuant to the proxy. The Plan Administrator will forward any proxy solicitation materials relating to the shares of common stock held by the plan to the participating shareholder.

Where no instructions are received from a participant with respect to a participant’s shares held under the plan, or otherwise, the shares will not be voted unless the participant votes the shares in person.

What are the income tax consequences of participation in the plan?

In general, a participant in the plan has the same Federal and State income tax obligations with respect to dividends credited to his or her account under the plan as other holders of shares of common stock who elect to receive cash dividends directly. A participant is treated for Federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of the shares of common stock credited to his or her account under the plan, even though that amount was not actually received by the participant in cash, but was applied to the purchase of additional shares for his or her account. The amounts will be included on any annual information return filed with the Internal Revenue Service, a copy of which will be sent to the participant.

The cost basis of each share of common stock credited to a participant’s account pursuant to the dividend reinvestment aspect of the plan is the fair market value of the shares of Corning common stock on the dividend payment date, and the holding period for the shares begins on the day following the dividend payment date.

The receipt by a participant of certificates representing whole shares previously credited to his or her account under the plan upon withdrawal from the plan or pursuant to the request of the participant will not result in the recognition of taxable income. A participant will recognize a gain or loss when shares are sold on behalf of the participant upon withdrawal from the plan or when the participant sells shares after the participant’s withdrawal from the plan.

All participants are advised to consult with their own tax advisors to determine the particular tax consequences that may result from their participation in the plan and the subsequent sale by them of shares purchased pursuant to the plan.

What are the responsibilities of Corning under the plan?

Corning, and the Plan Administrator in administering the plan, will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death or judicially declared incompetency or with respect to the prices at which shares are purchased for the participant’s account, and the times when the purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or with respect to any sales of shares of common stock made under the plan on behalf of the participant.

Corning will interpret the plan; all interpretations and determinations made by Corning will be conclusive. The terms and conditions of the plan, the Authorization Form, the plan’s operation, and a participant’s account will be governed by the laws of the State of New York and the Rules and Regulations of the SEC. The terms of the plan and the Authorization Form cannot be changed by oral agreement.

Who bears the risk of market price fluctuations in the shares of common stock?

A participant’s investment in shares acquired under the plan is no different from direct investment in shares of common stock Corning. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all shares held in the plan, or otherwise. Neither Corning nor the Plan Administrator make any representations with respect to the future value of the shares of Corning common stock purchased under the plan. The participant should recognize that Corning, the Plan Administrator and related parties cannot assure the participant of realizing any profits or protect the participant against a loss related to investment in the shares of Corning common stock purchased or sold under the plan.

May the plan be changed or discontinued?

The plan may be amended, suspended, modified or terminated at any time by the board of directors of Corning without the approval of the participants. Thirty (30) calendar days notice of any suspension, termination or amendment or modification that would have a material adverse effect on the participants’ rights under the plan will be sent to all participants, who will at all times have the right to withdraw from the plan.

Corning or the Plan Administrator may terminate a shareholder’s individual participation in the plan at any time by written notice to the shareholder. In such event, the Plan Administrator will request instructions from a participant for disposition of the shares in the account. If the Plan Administrator does not receive instructions from a participant, it will send the participant a certificate for the number of full shares held for the participant under the plan and a check for any fractional share.

INDEMNIFICATION

New York Business Corporation Law (NYBCL) permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

NYBCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merit or otherwise, in defense of any proceeding brought against such person by virtue of the fact that the person is or was an officer or director of the corporation. In addition, NYBCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses in the case he or she is ultimately found not to be entitled to be indemnified.

NYBCL provides that the indemnification provisions contained in NYBCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of shareholders or disinterested directors or otherwise. NYBCL also provides that a corporation may maintain insurance, at its expense, to protect its directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of NYBCL provided the contract of insurance covering the directors and officers provides, in a manner acceptable to the New York superintendent of insurance, for a retention amount and for co-insurance.

Our restated articles of incorporation and by-laws provide that, to the fullest extent permitted by NYGCL, we will indemnify our present and future directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding (other than an action commenced on our own behalf) by virtue of the fact that they are or were one of our officers or directors.

Our by-laws also provide that we may purchase and maintain insurance to indemnify Corning for any obligation we incur as a result of the indemnification of directors and officers, or to indemnify directors and officers, pursuant to our by-laws and in accordance with NYBCL.

In addition to the provisions of our restated articles of incorporation and by-laws providing for indemnification of directors and officers, we have entered into an employment agreement with Michael I. German, our president and chief executive officer, which requires us to indemnify Mr. German against all expenses actually and reasonably incurred by him as a result of his being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that he is or was one of our officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act) may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

USE OF PROCEEDS

The net proceeds from the sale of newly issued shares of common stock issued under the plan will be used for general corporate purposes. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and availability of other funds.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Kohrman Jackson & Krantz PLL.

EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by Rotenberg & Co., LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC’s web site at http:\\www.sec.gov. Our filings are also available on our website at www.coringgas.com.

The following documents are incorporated by reference in this prospectus:

1.	Our Annual Report, as amended, on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2008;

2.	Our Proxy Statement filed with the Securities and Exchange Commission on February 27, 2009;

3.	Our Quarterly Reports, as amended, on Form 10-Q and Form 10-Q/A for the quarters ended March 31, 2009 and December 31, 2008;

4.	Our Current Reports on Form 8-K dated April 3, 2009, March 16, 2009, March 11, 2009, February 26, 2009, January 26, 2009, and December 22, 2008;

5.
The description of our common stock contained in our Registration Statement on Form S-2 dated April 7, 1989 (File No. 033-27987), as amended, filed with the Commission pursuant to Section 12(g) of the Exchange Act; and

6.
All reports and documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to termination of the offering will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of the documents. Any statement in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Corning  hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this prospectus has been delivered, on written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated into this prospectus and deemed to be part hereof, other than exhibits to the documents unless the exhibits are specifically incorporated by reference in the documents. These documents are available upon request by contacting Registrar and Transfer Company, 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn: Dividend Reinvestment Plan Department or by calling (800) 368-5948.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth costs and expenses payable by Corning in connection with the sale and distribution of the securities being registered hereby.  All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$99.05
Accounting fees and expenses	1,000
Legal fees and expenses	5,000
Printing expenses	500
Miscellaneous	–––
Total	$6,599

Item 15.	Indemnification of Officers and Directors.

Our restated articles of incorporation and by-laws provide that Corning will indemnify our directors, officers and certain other parties to the fullest extent permitted from time to time by the New York Business Corporation Law (“NYBCL”).  NYBCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

Item 16.	Exhibits.

The exhibits to the registration statement required by Item 601 of Regulation S-K are listed in the exhibit index on page II-4.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offer therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corning, State of New York, on May 28, 2009.

Corning Natural Gas Corporation

By:	/s/ Michael I. German
Michael I. German, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael I. German and Firouzeh Sarhangi, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registrant statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael I. German	Chief Executive Officer and President	May 28, 2009
Michael I. German	(principal executive officer)

/s/ Firouzeh Sarhangi	Chief Financial Officer	May 28, 2009
Firouzeh Sarhangi	(principal financial and accounting officer)

/s/ Henry B. Cook, Jr.	Chairman of the Board	May 28, 2009
Henry B. Cook, Jr.

/s/ Ted W. Gibson	Director	May 28, 2009
Ted W. Gibson

/s/ Gregory J. Osborne	Director	May 28, 2009
Gregory J. Osborne

/s/ Stephen G. Rigo	Director	May 28, 2009
Stephen G. Rigo

/s/ Thomas J. Smith	Director	May 28, 2009
Thomas J. Smith

/s/ George J. Welch	Director	May 28, 2009
George J. Welch

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1	Consent of Rotenberg & Co., LLP

23.2	Consent of Kohrman Jackson & Krantz P.L.L. (included in Exhibit 5.1)

24.1	Powers of Attorney (included in signature pages)